EX 99.6(C)

CERTIFICATE OF AMENDMENT

OF THE

CHARTER

OF

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

Pursuant to the provisions of Section 1206 on the New York Insurance Law and Section 805 of the New York Business Corporation Law, the undersigned, Jill T. McGruder and Edward J. Babbitt, being, respectively, the President and Chief Executive Officer, and Secretary of National Integrity Life Insurance Company (the “Corporation”), hereby certify as follows:

FIRST:                                                        The name of the Corporation is National Integrity Life Insurance Company.  The Corporation was formed under the name Monumental National Life Insurance Company of New York.

SECOND:                                       The original Charter of the Corporation was filed with the New York Insurance Department on November 22, 1968.

THIRD:                                                   The amendment to the Charter of the Corporation effected by this Certificate of Amendment is to delete Article II in its entirety and substitute in its place, the following:

ARTICLE II

“PLACE OF PRINCIPAL OFFICE

The principal office of the Corporation shall be located in the city of Greenwich, County of Washington, State of New York.”

FOURTH:                                        The foregoing amendment to the Charter of the Corporation was authorized by resolution of the Board of Directors of the Corporation at its November 7, 2013 Board of Directors meeting, followed by action of the sole shareholder of the Corporation on December 13, 2013.

IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the Corporation, have hereunto subscribed their names on this 16th day of December, 2013.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Jill T. McGruder
Name: Jill T. McGruder
Title: President and Chief Executive Officer

By:	/s/ Edward J. Babbitt
Name: Edward J. Babbitt
Title: Secretary

AMENDMENT

TO THE BY-LAWS OF

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

Section 1.3 of the By-Laws of National Integrity Life Insurance Company (the”By-Laws”) shall be deleted and replaced in its entirety by the following:

“Section 1.3  Place of Meetings.  Meetings of the Stockholders shall be held at the principal office of the Company or at such other place within or without the State of New York , as may be fixed by the Board of Directors.”

Except as expressly set forth herein, the By-Laws shall remain unchanged until any further amendment, modification or repeal is effected in accordance with the By-Laws and the New York Business Corporation Law.

Adopted:  November 7, 2013

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

SECRETARY’S CERTIFICATE

I, Edward J. Babbitt, Secretary of National Integrity Life Insurance Company (the “Corporation”), a company organized and existing under the laws of the State of New York, do hereby certify that the attached amendment to the by-laws of the Corporation was adopted by the Board of Directors at its meeting held on November 7, 2013 in New York City.

In witness whereof, I have hereunto set my hand and affixed the seal of said Corporation this 16th day of December, 2013.

(CORPORATE SEAL)	/s/ Edward J. Babbitt
Edward J. Babbitt, Secretary

Subscribed and sworn to before me this the 16th day of December, 2013.

/s/ Cynthia M. Baumgardner
Cynthia M. Baumgardner
Notary Public

CERTIFICATE OF SIGNER OF

CERTIFICATE OF AMENDMENT

STATE OF NEW YORK

COUNTY OF GREENWICH

Edward J. Babbitt, being sworn and deposed states that he is the Secretary of National Integrity Life Insurance Company and one of the persons who signed the above Certificate of Amendment, that he has read the Certificate of Amendment and knows the contents thereof and that the same is true to his knowledge.

By:	Edward J. Babbitt
Name: Edward J. Babbitt
Title: Secretary